Exhibit 99.1

WorldHeart Announces Effectiveness of Reverse Stock Split

Oakland, CA. – October 29, 2008: (NASDAQ: WHRTD) - World Heart Corporation (WorldHeart or the Company), effected a reverse stock split of 30-to-1 after filing of articles of amendment with Industry Canada under the Canada Business Corporations Act and commenced trading on the NASDAQ Capital Market on a post-consolidation basis on October 28, 2008. The Corporation’s shareholders approved the proposal for a reverse stock split at a Special Meeting of Shareholders held on October 9, 2008 and the Board of Directors determined to implement the reverse stock split at a 30-to-1 ratio. Completion of the reverse split is intended to allow WorldHeart to keep its listing on the NASDAQ Capital Market, subject to continued compliance with all of the other listing requirements.

The Company’s common shares began trading on the NASDAQ Capital Market on a post-consolidation basis (every thirty common shares of WorldHeart combined into one common share) as of the opening of trading on October 28, 2008 under the symbol “WHRTD” and under a new CUSIP number 980905400. The symbol “WHRTD” will remain in effect until November 25, 2008 and subsequently will resume trading under the symbol “WHRT”. The reverse stock split will not affect the ownership of option and warrant holders. Upon the exercise of any options or warrants, resulting shares issued will be issued on a post-consolidation basis. No scrip or fractional certificates will be issued in connection with the reverse stock split. Shareholders who otherwise would be entitled to receive fractional shares because they hold a number of common shares not evenly divisible by thirty will not be entitled to cash compensation and such holders will lose any entitlement to such fractional shares upon surrender of certificate(s) representing such shares.

Registered shareholders of WorldHeart who hold existing physical stock certificates will receive a letter of transmittal from WorldHeart’s transfer agent, CIBC Mellon Trust Company, containing instructions on how to receive new share certificates. Shareholders whose certificates are held in “street name” or on deposit with their brokerage firm will need to take no further action.

About World Heart Corporation

WorldHeart is a developer of mechanical circulatory support systems.  WorldHeart is headquartered in Oakland, California, USA with additional facilities in Salt Lake City, Utah and Herkenbosch, The Netherlands.  WorldHeart’s registered office is in Ottawa, Ontario, Canada.

Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include all statements regarding WorldHeart’s ability to regain compliance with the Nasdaq Capital Market listing requirements, as well as other statements that can be identified by the use of forward-looking language, such as “believes,” “feels,” “expects,” “may,” “will,” “should,” “seeks,” “plans,” “anticipates,” or “intends” or the negative of those terms, or by discussions of strategy or intentions. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including without limitation: WorldHeart’s need for additional capital in the future; risks in product development and market acceptance of and demand for WorldHeart’s products; delisting from the NASDAQ Stock Market if compliance with the listing standards, including the Minimum Bid Price Rule and other minimum  standards, is not regained; and other risks detailed in WorldHeart’s filings with the U.S. Securities and Exchange Commission, including without limitation its Annual Report on Form 10-KSB/A for the year ended December 31, 2007 and its Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2008 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.